Exhibit 99.1

Ampio Pharmaceuticals Announces Appointment of

Gregory A. Gould as Chief Financial Officer

Greenwood Village, CO., June 5, 2014/PRNewswire/ - Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced the appointment of Gregory A. Gould as Chief Financial Officer, Treasurer, and Corporate Secretary. Mr. Gould, a veteran of the pharmaceutical and life sciences industry, is joining the company effective June 10th, 2014. Mark McGregor, the company’s current CFO, will retire from Ampio Pharmaceuticals following a transition period later this year.

Greg Gould has over eighteen years of senior management experience at public pharmaceutical and life sciences companies, where he has demonstrated success leading accounting and finance organizations, inclusive of fundraising, licensing transactions, and acquisitions.

Most recently Greg served as the Interim President and Chief Executive Officer and Chief Financial Officer of SeraCare Life Sciences, Inc. in Milford, Massachusetts. Under Greg’s leadership SeraCare completed a successful transition as a publicly traded company to a private equity firm following a successful turnaround and growth of the company’s revenues, gross margins, and EBIDTA.

Prior to his time at SeraCare, Mr. Gould was the Chief Financial Officer of Atrix Laboratories, Inc. in Fort Collins, Colorado. During Greg’s tenure at Atrix he was instrumental in the negotiation and sale of the company to QLT, Inc. for over $855M. He also played a critical role in the management of several licensing agreements including the global licensing agreement with Sanofi-Synthelabo of the Eligard® products.

Prior to joining Atrix Greg held positions of increasing responsibility in finance and accounting at Colorado MedTech in Boulder, Colorado, a publicly traded medical device design and manufacturing company. Mr. Gould began his career as an auditor with Arthur Andersen, LLC. Greg currently serves on the board of directors of CytoDyn, Inc., a publicly traded drug development company pursuing ant-viral agents for the treatment of HIV. Greg graduated from the University of Colorado with a BS in Business Administration and is a Certified Public Accountant.

Mike Macaluso, Ampio’s Chairman and Chief Executive Officer stated, “We are pleased to welcome Greg to the Ampio management team. His experience in negotiating favorable licensing and M&A transactions will be important as Ampio is completing pivotal clinical trials and preparing to commercialize our two lead drugs, AmpionTM for the treatment of Osteoarthritis of the knee (OAK) and OptinaTM for the treatment of diabetic macular edema (DME).

“As we welcome Greg to the Ampio team we also thank Mark McGregor for his exceptional contributions as Chief Financial Officer over the last three years. Under Mark’s leadership, Ampio has been flawless in timely filing all required SEC reports, and he has passed on to Greg a smoothly functioning accounting operation. We wish Mark the best as he enters his well deserved retirement.”

About Ampio Pharmaceuticals:

Ampio Pharmaceuticals, Inc. is a clinical stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i)

inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements:

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

April Ramirez

Operations Coordinator

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6500

Email: aramirez@ampiopharma.com